Exhibit 99.1
Coca-Cola Reports Second Quarter 2022 Results
and Updates Full-Year Guidance

Global Unit Case Volume Grew 8%

Net Revenues Grew 12%;
Organic Revenues (Non-GAAP) Grew 16%

Operating Income Declined 22%;
Comparable Currency Neutral Operating Income (Non-GAAP) Grew 15%

Operating Margin Was 20.7% Versus 29.8% in the Prior Year;
Comparable Operating Margin (Non-GAAP) Was 30.7% Versus 31.7% in the Prior Year

EPS Declined 28% to $0.44; Comparable EPS (Non-GAAP) Grew 4% to $0.70

ATLANTA, July 26, 2022 – The Coca-Cola Company today reported second quarter 2022 results that demonstrate resilience in the marketplace amidst ongoing global challenges. “Our results this quarter reflect the agility of our business, the strength of our streamlined portfolio of brands, and the actions we’ve taken to execute for growth in the face of challenges in the operating and macroeconomic environment,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “We are staying true to our purpose, executing on our strategy and delivering value for our stakeholders.”

Highlights

Quarterly Performance
•Revenues: Net revenues grew 12% to $11.3 billion, and organic revenues (non-GAAP) grew 16%. Organic revenue (non-GAAP) performance was strong across operating segments and included 12% growth in price/mix and 4% growth in concentrate sales. Concentrate sales were 4 points behind unit case volume, largely due to the timing of concentrate shipments.
•Margin: Operating margin, which included items impacting comparability, was 20.7% versus 29.8% in the prior year, while comparable operating margin (non-GAAP) was 30.7% versus 31.7% in the prior year. Comparable operating margin (non-GAAP) compression was primarily driven by strong topline growth, more than offset by the impact of the BODYARMOR acquisition, higher operating costs and an increase in marketing investments versus the prior year, and currency headwinds.
•Earnings per share: EPS declined 28% to $0.44, and comparable EPS (non-GAAP) grew 4% to $0.70. Comparable EPS (non-GAAP) performance included the impact of a 9-point currency headwind.
•Market share: The company gained value share in total nonalcoholic ready-to-drink (NARTD) beverages.

•Cash flow: Cash flow from operations was $4.5 billion year-to-date, a decline of $1.0 billion versus the prior year, as strong business performance was more than offset by the impact of cycling the timing of working capital benefits in the prior year and higher 2021 annual incentives in the current year. Free cash flow (non-GAAP) was $4.1 billion, a decline of $1.0 billion versus the prior year.

Company Updates
•Leveraging strategic experimentation and scale to create global brand campaigns: The company is focused on leveraging and scaling experiments to better engage with and expand its consumer base. Coke Studio™, a program that connects the consumer passion point of music with consumption occasions, is one example. Coke Studio first launched in Pakistan, featuring established and emerging artists from various genres collaborating in live, studio recording sessions. Building on the success of the initial program, Coke Studio is evolving and expanding to a global stage as a digital-first, always-on music platform that spotlights breakthrough talent. The program also includes leveraging QR codes on packages to further engage consumers at the point of consumption through a ‘Drink. Scan. Enjoy.’ activation. Coke Studio represents the latest expression of the Real Magic™ global brand philosophy by creating curated multi-channel experiences for consumers.
•Driving customer value and profitable growth through digital enablement: The company is working in close partnership with its bottlers to leverage the power of the system’s physical footprint in the online space, creating enhanced value for customers across the globe through eB2B platforms that drive an industry-leading experience. For instance, the myCoke™ eB2B platform, which is focused on North America, is a scaled mobile and web application that is generating incremental revenue growth opportunities and achieving strong outlet penetration, with high customer engagement. Year to date, the system revenue generated from myCoke has grown 55% compared to the comparable prior year period, and the company continues to advance on integrating myCoke across its customer base. The Coca-Cola system continues to learn and adapt its digital commerce capabilities and investments.
•Ongoing progress toward being asset light to drive sustainable system growth: The company continues its refranchising efforts, in line with its focus on building consumer-loved brands and driving scalable innovation. Recently, the company entered into an agreement to refranchise company-owned bottling operations in Cambodia and Vietnam with Swire Coca-Cola Limited, a subsidiary of Swire Pacific Limited. Swire Coca-Cola has operations in the Chinese mainland, Hong Kong, Taiwan and parts of the western United States.
•Continuing to work toward a World Without Waste: The company is progressing on its strategy to develop a circular economy for packaging materials aimed at eliminating waste and reducing carbon emissions through the continual use of existing, valuable resources, including high-quality recycled PET. This includes ongoing work in packaging design. Leveraging the success of the label-less package, the company launched the label-less bottle for brand Coca-Cola™ in the online channel in Japan, which is delivering strong performance. This is in addition to the use of 100% recycled PET bottles for 37 products under five brands already sold in the Japan market. Also, The Ellen MacArthur Foundation and The Coca-Cola Company recently announced a strategic partnership, increasing their level of collaboration to the highest network tier of the foundation. The company’s virgin plastic reduction target and, more recently, global goal to reach 25% reusable packaging by 2030, signal circular economy leadership ambitions.

Operating Review – Three Months Ended July 1, 2022
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume[3]
Consolidated	4	12	(6)	2	12	16	8
Europe, Middle East & Africa	0	21	(13)	0	8	21	6
Latin America	(4)	12	(1)	0	7	8	9
North America	3	10	0	6	19	13	2
Asia Pacific	15	(3)	(8)	0	4	13	11
Global Ventures[4]	11	(2)	(11)	0	(2)	10	14
Bottling Investments	26	3	(9)	0	20	28	26
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	(22)	(30)	(7)	15
Europe, Middle East & Africa	13	1	(14)	26
Latin America	(1)	3	(3)	0
North America	(12)	(31)	0	19
Asia Pacific	(2)	(1)	(7)	6
Global Ventures	(41)	9	1	(51)
Bottling Investments	22	(47)	(17)	86

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated EPS	(28)	(32)	(9)	13

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Unit case volume is computed based on average daily sales.
4 Due to the combination of multiple business models in the Global Ventures operating segment, the composition of concentrate sales and     price/mix may fluctuate materially on a periodic basis. Therefore, the company places greater focus on revenue growth as the best indicator     of underlying performance of the Global Ventures operating segment.

In addition to the data in the preceding tables, operating results included the following:

Consolidated
•Unit case volume grew 8%, with broad-based growth across all operating segments. Volume performance was driven by continued recovery in away-from-home channels and ongoing investments in the marketplace. Developed markets, as well as developing and emerging markets, grew high single digits. Growth in developed markets was led by Mexico, Western Europe and the United States, while growth in developing and emerging markets was led by India and Brazil.

Category performance was as follows:
◦Sparkling soft drinks grew 8%, driven by growth across all geographic operating segments, primarily led by India, Mexico and Brazil. Trademark Coca-Cola grew 7%, driven by growth across all geographic operating segments and operating units. Coca-Cola® Zero Sugar grew 12%, driven by double-digit growth across developed, developing and emerging markets. Sparkling flavors grew 11%, led by Asia Pacific and Europe, Middle East and Africa.
◦Nutrition, juice, dairy and plant-based beverages grew 6%, led by Maaza® in India, Del Valle® in Latin America and fairlife® in the United States.
◦Hydration, sports, coffee and tea grew 7%. Hydration grew 7%, led by strong growth in Latin America and Europe, Middle East and Africa. Sports drinks grew 7%, primarily driven by strong growth of BODYARMOR and Powerade®. Tea grew 4%, led by growth in Brazil, Western Europe and Japan. Coffee grew 15%, primarily driven by cycling the impact of Costa® retail store closures in the United Kingdom in the prior year and continued expansion of Costa® coffee across markets.
•Price/mix grew 12%, driven by pricing actions in the marketplace across operating segments along with favorable channel and package mix primarily due to cycling the impact of the pandemic in the prior year. Price/mix also benefited from positive segment mix. Concentrate sales were 4 points behind unit case volume, largely due to the timing of concentrate shipments.
•Operating income declined 22%, which included items impacting comparability and a 7-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 15%, driven by strong organic revenue (non-GAAP) growth across all operating segments, partially offset by higher operating costs and an increase in marketing investments versus the prior year.

Europe, Middle East & Africa
•Unit case volume grew 6%, driven by broad-based growth across all operating units. Volume performance was led by strong growth in Western Europe, Turkey and Pakistan.
•Price/mix grew 21%, driven by pricing actions across operating units along with favorable channel and package mix due to cycling the impact of the pandemic in the prior year, in addition to inflationary pricing in Turkey. Concentrate sales were 6 points behind unit case volume, largely due to the timing of concentrate shipments. Year-to-date concentrate sales were 2 points behind unit case volume, primarily due to the impact of one less day in the first quarter of the current year.
•Operating income grew 13%, which included items impacting comparability and a 14-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 26%, primarily driven by strong organic revenue (non-GAAP) growth across all operating units, partially offset by higher operating costs and an increase in marketing investments versus the prior year.
•The company gained value share in total NARTD beverages with share gains across most categories.

Latin America
•Unit case volume grew 9%, with strong growth across almost all categories. Growth was led by Mexico, Brazil and Argentina.
•Price/mix grew 12%, driven by pricing actions in the marketplace and favorable channel and package mix, in addition to inflationary pricing in Argentina. Concentrate sales were 13 points behind unit case volume, largely due to the timing of concentrate shipments. Year-to-date concentrate sales were 2 points behind unit case volume, primarily due to the impact of one less day in the first quarter of the current year.

•Operating income declined 1%, which included items impacting comparability. Comparable currency neutral operating income (non-GAAP) was even, primarily driven by strong organic revenue (non-GAAP) growth, offset by higher operating costs and an increase in marketing investments versus the prior year.
•The company lost value share in total NARTD beverages, as share gains in juice and juice drinks, tea and coffee were more than offset by pressure in sparkling soft drinks and other categories.

North America
•Unit case volume grew 2%. Growth was driven by solid performance in away-from-home channels. Sparkling soft drinks and dairy beverages led growth during the quarter.
•Price/mix grew 10%, primarily driven by pricing actions in the marketplace, continued recovery in the fountain business and away-from-home channels, and strong growth in premium offerings. Price/mix growth included a benefit resulting from the timing of price increases in the prior year.
•Operating income declined 12%, which included items impacting comparability. Comparable currency neutral operating income (non-GAAP) grew 19%, driven by strong organic revenue (non-GAAP) growth, partially offset by higher operating costs and an increase in marketing investments versus the prior year.
•The company gained value share in total NARTD beverages, driven by strong performance in at-home channels in sparkling soft drinks, juice and juice drinks, and dairy beverages.

Asia Pacific
•Unit case volume grew 11%, driven by strong growth in India and the Philippines, partially offset by pressure in China due to reduced consumer mobility resulting from a resurgence in COVID-19 cases. Growth was led by sparkling soft drinks and juice and juice drinks.
•Price/mix declined 3%, as pricing actions in the marketplace were more than offset by negative geographic mix. Concentrate sales were 4 points ahead of unit case volume, primarily due to the timing of concentrate shipments.
•Operating income declined 2%, which included items impacting comparability and an 8-point currency headwind. Comparable currency neutral operating income (non-GAAP) grew 6%, primarily driven by organic revenue (non-GAAP) growth across all operating units, partially offset by higher operating costs and an increase in marketing investments versus the prior year.
•The company gained value share in total NARTD beverages led by share gains in China, Japan and Australia.

Global Ventures
•Net revenues declined 2%, and organic revenues (non-GAAP) grew 10%. Net revenues included an 11-point currency headwind. Revenue performance benefited from cycling the impact of Costa retail store closures in the United Kingdom in the prior year.
•Operating income and comparable currency neutral operating income (non-GAAP) both declined, as solid organic revenue (non-GAAP) growth was more than offset by higher operating costs.

Bottling Investments
•Unit case volume grew 26%, driven by growth in all markets, led by India and the Philippines.
•Price/mix grew 3%, driven by pricing actions across most markets, partially offset by negative geographic mix.
•Operating income grew 22%, which included items impacting comparability and a 13-point headwind from currency. Comparable currency neutral operating income (non-GAAP) grew 86%, driven by strong organic revenue (non-GAAP) growth.

Operating Review – Six Months Ended July 1, 2022
Revenues and Volume

Percent Change	Concentrate Sales[1]	Price/Mix	Currency Impact	Acquisitions, Divestitures and Structural Changes, Net	Reported Net Revenues	Organic Revenues[2]	Unit Case Volume[3]
Consolidated	7	10	(5)	2	14	17	8
Europe, Middle East & Africa	7	15	(11)	0	10	22	9
Latin America	7	15	(3)	0	19	23	9
North America	3	11	0	7	21	13	3
Asia Pacific	7	2	(7)	0	2	9	8
Global Ventures[4]	16	4	(9)	0	12	20	18
Bottling Investments	16	4	(7)	0	13	20	17
Operating Income and EPS

Percent Change	Reported Operating Income	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated	0	(13)	(7)	19
Europe, Middle East & Africa	17	4	(13)	26
Latin America	17	2	(4)	19
North America	9	(10)	0	19
Asia Pacific	(2)	1	(6)	3
Global Ventures	(6)	8	(1)	(14)
Bottling Investments	31	(21)	(11)	63

Percent Change	Reported EPS	Items Impacting Comparability	Currency Impact	Comparable Currency Neutral[2]
Consolidated EPS	(5)	(14)	(8)	18

Note: Certain rows may not add due to rounding.
1 For Bottling Investments, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any.
2 Organic revenues, comparable currency neutral operating income and comparable currency neutral EPS are non-GAAP financial measures. Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures section.
3 Unit case volume is computed based on average daily sales.
4 Due to the combination of multiple business models in the Global Ventures operating segment, the composition of concentrate sales and     price/mix may fluctuate materially on a periodic basis. Therefore, the company places greater focus on revenue growth as the best indicator     of underlying performance of the Global Ventures operating segment.

Outlook
The 2022 outlook information provided below includes forward-looking non-GAAP financial measures, which management uses in measuring performance. The company is not able to reconcile full-year 2022 projected organic revenues (non-GAAP) to full-year 2022 projected reported net revenues, full-year 2022 projected comparable net revenues (non-GAAP) to full-year 2022 projected reported net revenues, full-year 2022 projected comparable cost of goods sold (non-GAAP) to full-year 2022 projected reported cost of goods sold, full-year 2022 projected underlying effective tax rate (non-GAAP) to full-year 2022 projected reported effective tax rate, full-year 2022 projected comparable currency neutral EPS (non-GAAP) to full-year 2022 projected reported EPS or full-year 2022 projected comparable EPS (non-GAAP) to full-year 2022 projected reported EPS without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates throughout 2022; the exact timing and amount of acquisitions, divestitures and/or structural changes throughout 2022; the exact timing and amount of items impacting comparability throughout 2022; and the actual impact of changes in commodity costs throughout 2022. The unavailable information could have a significant impact on the company’s full-year 2022 reported financial results.
Full Year 2022
On March 8, 2022, the company announced the suspension of its business in Russia as a result of the conflict in Ukraine. The approximate direct impacts of this are estimated to be as follows:
•1% impact to unit case volume – No Change
•1% to 2% impact to net revenues and operating income – No Change
•$0.03 impact to comparable EPS (non-GAAP) – Updated
These estimated impacts are reflected in the outlook commentary below.
The company expects to deliver organic revenue (non-GAAP) growth of 12% to 13%. – Updated
For comparable net revenues (non-GAAP), the company expects a 6% currency headwind based on the current rates and including the impact of hedged positions, in addition to a 2% tailwind from acquisitions and divestitures. – Updated
The company expects commodity price inflation to be a high single-digit percentage headwind on comparable cost of goods sold (non-GAAP), based on the current rates and including the impact of hedged positions. – Updated
The company’s underlying effective tax rate (non-GAAP) is estimated to be 19.5%. This does not include the impact of ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail. – No Change
Given the above considerations, the company expects to deliver comparable currency neutral EPS (non-GAAP) growth of 14% to 15% and comparable EPS (non-GAAP) growth of 5% to 6%, versus $2.32 in 2021. – Updated
Comparable EPS (non-GAAP) percentage growth is expected to include a 9% currency headwind based on the current rates and including the impact of hedged positions, in addition to a 1% headwind from acquisitions and divestitures. – Updated
The company expects to generate free cash flow (non-GAAP) of approximately $10.5 billion through cash flow from operations of approximately $12.0 billion, less capital expenditures of approximately $1.5 billion. This does not include any potential payments related to ongoing tax litigation with the U.S. Internal Revenue Service. – No Change
Third Quarter 2022 Considerations – New
Comparable net revenues (non-GAAP) are expected to include an approximate 7% to 8% currency headwind based on the current rates and including the impact of hedged positions, in addition to a 3% tailwind from acquisitions.
Comparable EPS (non-GAAP) percentage growth is expected to include an approximate 9% to 10% currency headwind based on the current rates and including the impact of hedged positions.

Notes
•All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period, unless otherwise noted.
•All references to volume and volume percentage changes indicate unit case volume, unless otherwise noted. All volume percentage changes are computed based on average daily sales, unless otherwise noted. “Unit case” means a unit of measurement equal to 192 U.S. fluid ounces of finished beverage (24 eight-ounce servings), with the exception of unit case equivalents for Costa non-ready-to-drink beverage products which are primarily measured in number of transactions. “Unit case volume” means the number of unit cases (or unit case equivalents) of company beverages directly or indirectly sold by the company and its bottling partners to customers or consumers.
•“Concentrate sales” represents the amount of concentrates, syrups, beverage bases, source waters and powders/minerals (in all instances expressed in unit case equivalents) sold by, or used in finished beverages sold by, the company to its bottling partners or other customers. For Costa non-ready-to-drink beverage products, “concentrate sales” represents the amount of beverages, primarily measured in number of transactions (in all instances expressed in unit case equivalents) sold by the company to customers or consumers. In the reconciliation of reported net revenues, “concentrate sales” represents the percent change in net revenues attributable to the increase (decrease) in concentrate sales volume for the geographic operating segments and the Global Ventures operating segment after considering the impact of structural changes, if any. For the Bottling Investments operating segment, this represents the percent change in net revenues attributable to the increase (decrease) in unit case volume computed based on total sales (rather than average daily sales) in each of the corresponding periods after considering the impact of structural changes, if any. The Bottling Investments operating segment reflects unit case volume growth for consolidated bottlers only.
•“Price/mix” represents the change in net operating revenues caused by factors such as price changes, the mix of products and packages sold, and the mix of channels and geographic territories where the sales occurred.
•First quarter 2022 financial results were impacted by one less day as compared to first quarter 2021, and fourth quarter 2022 financial results will be impacted by one additional day as compared to fourth quarter 2021. Unit case volume results for the quarters are not impacted by the variances in days due to the average daily sales computation referenced above.

Conference Call
The company is hosting a conference call with investors and analysts to discuss second quarter 2022 operating results today, July 26, 2022, at 8:30 a.m. ET. The company invites participants to listen to a live webcast of the conference call on the company’s website, http://www.coca-colacompany.com, in the “Investors” section. An audio replay in downloadable digital format and a transcript of the call will be available on the website within 24 hours following the call. Further, the “Investors” section of the website includes certain supplemental information and a reconciliation of non-GAAP financial measures to the company’s results as reported under GAAP, which may be used during the call when discussing financial results.

Contacts:
Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In millions except per share data)

	Three Months Ended
	July 1, 2022	July 2, 2021	% Change
Net Operating Revenues	$11,325	$10,129	12
Cost of goods sold	4,830	3,787	28
Gross Profit	6,495	6,342	2
Selling, general and administrative expenses	3,203	3,017	6
Other operating charges	951	309	208
Operating Income	2,341	3,016	(22)
Interest income	100	71	41
Interest expense	198	780	(75)
Equity income (loss) — net	392	402	(3)
Other income (loss) — net	(351)	909	—
Income Before Income Taxes	2,284	3,618	(37)
Income taxes	384	994	(61)
Consolidated Net Income	1,900	2,624	(28)
Less: Net income (loss) attributable to noncontrolling interests	(5)	(17)	72
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,905	$2,641	(28)
Basic Net Income Per Share[1]	$0.44	$0.61	(28)
Diluted Net Income Per Share[1]	$0.44	$0.61	(28)
Average Shares Outstanding	4,331	4,313	0
Effect of dilutive securities	22	25	(9)
Average Shares Outstanding Assuming Dilution	4,353	4,338	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In millions except per share data)

	Six Months Ended
	July 1, 2022	July 2, 2021	% Change
Net Operating Revenues	$21,816	$19,149	14
Cost of goods sold	8,921	7,292	22
Gross Profit	12,895	11,857	9
Selling, general and administrative expenses	6,170	5,686	9
Other operating charges	979	433	126
Operating Income	5,746	5,738	0
Interest income	178	137	31
Interest expense	380	1,222	(69)
Equity income (loss) — net	654	681	(4)
Other income (loss) — net	(456)	1,047	—
Income Before Income Taxes	5,742	6,381	(10)
Income taxes	1,049	1,502	(30)
Consolidated Net Income	4,693	4,879	(4)
Less: Net income (loss) attributable to noncontrolling interests	7	(7)	—
Net Income Attributable to Shareowners of The Coca-Cola Company	$4,686	$4,886	(4)
Basic Net Income Per Share[1]	$1.08	$1.13	(5)
Diluted Net Income Per Share[1]	$1.08	$1.13	(5)
Average Shares Outstanding	4,331	4,310	0
Effect of dilutive securities	24	24	(2)
Average Shares Outstanding Assuming Dilution	4,355	4,334	0
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 Calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In millions except par value)

	July 1, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$8,976	$9,684
Short-term investments	776	1,242
Total Cash, Cash Equivalents and Short-Term Investments	9,752	10,926
Marketable securities	1,867	1,699
Trade accounts receivable, less allowances of $510 and $516, respectively	4,494	3,512
Inventories	3,621	3,414
Prepaid expenses and other current assets	3,407	2,994
Total Current Assets	23,141	22,545
Equity method investments	17,720	17,598
Other investments	655	818
Other noncurrent assets	6,470	6,731
Deferred income tax assets	1,833	2,129
Property, plant and equipment — net	9,462	9,920
Trademarks with indefinite lives	14,271	14,465
Goodwill	18,910	19,363
Other intangible assets	707	785
Total Assets	$93,169	$94,354
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$14,213	$14,619
Loans and notes payable	4,358	3,307
Current maturities of long-term debt	788	1,338
Accrued income taxes	1,172	686
Total Current Liabilities	20,531	19,950
Long-term debt	36,755	38,116
Other noncurrent liabilities	8,046	8,607
Deferred income tax liabilities	3,034	2,821
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; authorized — 11,200 shares; issued — 7,040 shares	1,760	1,760
Capital surplus	18,581	18,116
Reinvested earnings	69,970	69,094
Accumulated other comprehensive income (loss)	(14,801)	(14,330)
Treasury stock, at cost — 2,714 and 2,715 shares, respectively	(52,505)	(51,641)
Equity Attributable to Shareowners of The Coca-Cola Company	23,005	22,999
Equity attributable to noncontrolling interests	1,798	1,861
Total Equity	24,803	24,860
Total Liabilities and Equity	$93,169	$94,354

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In millions)

	Six Months Ended
	July 1, 2022	July 2, 2021
Operating Activities
Consolidated net income	$4,693	$4,879
Depreciation and amortization	646	749
Stock-based compensation expense	189	148
Deferred income taxes	(127)	500
Equity (income) loss — net of dividends	(359)	(333)
Foreign currency adjustments	138	(31)
Significant (gains) losses — net	25	(690)
Other operating charges	966	238
Other items	301	503
Net change in operating assets and liabilities	(1,926)	(438)
Net Cash Provided by Operating Activities	4,546	5,525
Investing Activities
Purchases of investments	(2,040)	(3,431)
Proceeds from disposals of investments	2,272	3,811
Acquisitions of businesses, equity method investments and nonmarketable securities	(6)	(11)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	218	1,765
Purchases of property, plant and equipment	(487)	(450)
Proceeds from disposals of property, plant and equipment	33	28
Other investing activities	(1,135)	41
Net Cash Provided by (Used in) Investing Activities	(1,145)	1,753
Financing Activities
Issuances of debt	3,256	10,752
Payments of debt	(1,816)	(11,957)
Issuances of stock	652	342
Purchases of stock for treasury	(1,210)	(104)
Dividends	(3,810)	(3,623)
Other financing activities	(1,022)	(372)
Net Cash Provided by (Used in) Financing Activities	(3,950)	(4,962)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents	(161)	82
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents during the period	(710)	2,398
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	10,025	7,110
Cash, Cash Equivalents, Restricted Cash and Restricted Cash Equivalents at End of Period	9,315	9,508
Less: Restricted cash and restricted cash equivalents at end of period	339	320
Cash and Cash Equivalents at End of Period	$8,976	$9,188

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(In millions)

Three Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	July 1, 2022	July 2, 2021	% Fav. / (Unfav.)	July 1, 2022	July 2, 2021	% Fav. / (Unfav.)	July 1, 2022	July 2, 2021	% Fav. / (Unfav.)
Europe, Middle East & Africa	$2,184	$2,017	8	$1,291	$1,142	13	$1,225	$1,169	5
Latin America	1,140	1,067	7	674	678	(1)	680	681	0
North America	4,030	3,381	19	840	950	(12)	848	959	(12)
Asia Pacific	1,566	1,503	4	753	766	(2)	757	779	(3)
Global Ventures	695	707	(2)	44	75	(41)	48	78	(40)
Bottling Investments	2,079	1,738	20	113	92	22	453	422	7
Corporate	23	17	40	(1,374)	(687)	(100)	(1,727)	(470)	(268)
Eliminations	(392)	(301)	(31)	—	—	—	—	—	—
Consolidated	$11,325	$10,129	12	$2,341	$3,016	(22)	$2,284	$3,618	(37)
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the three months ended July 1, 2022, intersegment revenues were $166 million for Europe, Middle East & Africa, $1 million for North America, $223 million for Asia Pacific and $2 million for Bottling Investments. During the three months ended July 2, 2021, intersegment revenues were $143 million for Europe, Middle East & Africa, $2 million for North America, $153 million for Asia Pacific and $3 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments and Corporate
(In millions)

Six Months Ended

	Net Operating Revenues[1]			Operating Income (Loss)			Income (Loss) Before Income Taxes
	July 1, 2022	July 2, 2021	% Fav. / (Unfav.)	July 1, 2022	July 2, 2021	% Fav. / (Unfav.)	July 1, 2022	July 2, 2021	% Fav. / (Unfav.)
Europe, Middle East & Africa	$4,017	$3,640	10	$2,298	$1,962	17	$2,248	$1,999	12
Latin America	2,354	1,976	19	1,434	1,230	17	1,437	1,236	16
North America	7,620	6,318	21	1,896	1,742	9	1,912	1,775	8
Asia Pacific	2,977	2,905	2	1,417	1,452	(2)	1,427	1,474	(3)
Global Ventures	1,424	1,277	12	95	101	(6)	104	105	(2)
Bottling Investments	4,123	3,634	13	306	233	31	846	739	15
Corporate	48	34	42	(1,700)	(982)	(73)	(2,232)	(947)	(136)
Eliminations	(747)	(635)	(18)	—	—	—	—	—	—
Consolidated	$21,816	$19,149	14	$5,746	$5,738	0	$5,742	$6,381	(10)
Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 During the six months ended July 1, 2022, intersegment revenues were $338 million for Europe, Middle East & Africa, $2 million for North America, $403 million for Asia Pacific and $4 million for Bottling Investments. During the six months ended July 2, 2021, intersegment revenues were $304 million for Europe, Middle East & Africa, $3 million for North America, $323 million for Asia Pacific and $5 million for Bottling Investments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures: “comparable net revenues,” “comparable currency neutral net revenues,” “organic revenues,” “comparable cost of goods sold,” “comparable operating margin,” “underlying operating margin,” “comparable operating income,” “comparable currency neutral operating income,” “comparable EPS,” “comparable currency neutral EPS,” “underlying effective tax rate” and “free cash flow,” each of which is defined below. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.
DEFINITIONS
•“Currency neutral operating results” are determined by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results, by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.
•“Structural changes” generally refer to acquisitions and divestitures of bottling operations, including the impact of intercompany transactions between our operating segments.
•“Comparable net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral net revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) as well as the impact of changes in foreign currency exchange rates. Management believes the comparable net revenues (non-GAAP) growth measure and the comparable currency neutral net revenues (non-GAAP) growth measure provide investors with useful supplemental information to enhance their understanding of the company’s revenue performance and trends by improving their ability to compare our period-to-period results. “Organic revenues” is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of changes in foreign currency exchange rates. Management believes the organic revenue (non-GAAP) growth measure provides users with useful supplemental information regarding the company’s ongoing revenue performance and trends by presenting revenue growth excluding the impact of foreign exchange as well as the impact of acquisitions, divestitures and structural changes. In 2021, the company acquired the remaining ownership interest in BODYARMOR. The impact of acquiring BODYARMOR has been included in acquisitions, divestitures and structural changes in our analysis of net operating revenues on a consolidated basis as well as for the North America operating segment for the three and six months ended July 1, 2022.
•“Comparable cost of goods sold” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). Management believes comparable cost of goods sold (non-GAAP) provides users with useful supplemental information regarding the company’s ongoing cost of goods sold by improving their ability to compare our period-to-period results.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
•“Comparable operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Comparable currency neutral operating income” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below) and the impact of changes in foreign currency exchange rates. “Comparable operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below). “Underlying operating margin” is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability (discussed further below), the impact of changes in foreign currency exchange rates, and the impact of acquisitions, divestitures and structural changes, as applicable. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable operating income (non-GAAP) growth measure, comparable currency neutral operating income (non-GAAP) growth measure, comparable operating margin (non-GAAP) measure and underlying operating margin (non-GAAP) measure enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Comparable EPS” and “comparable currency neutral EPS” are non-GAAP financial measures that exclude or have otherwise been adjusted for items impacting comparability (discussed further below). Comparable currency neutral EPS (non-GAAP) has also been adjusted for the impact of changes in foreign currency exchange rates. Management uses these non-GAAP financial measures to evaluate the company’s performance and make resource allocation decisions. Further, management believes the comparable EPS (non-GAAP) and comparable currency neutral EPS (non-GAAP) growth measures enhance its ability to communicate the underlying operating results and provide investors with useful supplemental information to enhance their understanding of the company’s underlying business performance and trends by improving their ability to compare our period-to-period financial results.
•“Underlying effective tax rate” is a non-GAAP financial measure that represents the estimated annual effective income tax rate on income before income taxes, which excludes or has otherwise been adjusted for items impacting comparability (discussed further below).
•“Free cash flow” is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. Management uses this non-GAAP financial measure to evaluate the company’s performance and make resource allocation decisions.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business; makes financial, operating, compensation and planning decisions; and evaluates the company’s ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as pertaining to different and unrelated underlying activities or events across comparable periods, are generally considered “items impacting comparability.” Items impacting comparability include, but are not limited to, asset impairments, charges related to our strategic realignment initiatives, charges related to our productivity and reinvestment initiatives, and transaction gains/losses including associated costs, in each case when exceeding a U.S. dollar threshold. Also included are our proportionate share of similar items incurred by our equity method investees, timing differences related to our economic (non-designated) hedging activities, and timing differences related to unrealized mark-to-market adjustments of equity securities and trading debt securities, regardless of size. In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results (“currency neutral operating results” defined above).

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
Asset Impairments
During the three and six months ended July 1, 2022, the company recorded an other-than-temporary impairment charge of $96 million related to an equity method investee in Russia.
Strategic Realignment
In August 2020, the company announced strategic steps to transform our organizational structure in an effort to better enable us to capture growth in the fast-changing marketplace. The company has transformed into a networked global organization comprised of operating units, category leads, platform services and the center. The operating units are highly interconnected with more consistency in their structure and a focus on eliminating duplication of resources and scaling new products more quickly. The global marketing category leadership teams primarily focus on innovation as well as marketing efficiency and effectiveness. The center provides strategy, governance and scale for global initiatives. The operating units, global marketing category leadership teams, and the center are supported by platform services, which focuses on providing efficient and scaled global services and capabilities including, but not limited to, governance, transactional work, data management, consumer analytics, digital commerce and social/digital hubs. During the three months ended July 1, 2022, the company recorded charges of $1 million, primarily related to revisions to estimated costs accrued in the prior year. During the three and six months ended July 2, 2021, the company recorded net charges of $58 million and $205 million, respectively, primarily related to severance costs and pension settlement charges associated with our strategic realignment initiatives.
Productivity and Reinvestment
During the three and six months ended July 1, 2022, the company recorded charges of $19 million and $29 million, respectively. During the three and six months ended July 2, 2021, the company recorded charges of $22 million and $40 million, respectively. The costs incurred were primarily related to certain initiatives designed to further simplify and standardize our organization.
Equity Investees
During the three and six months ended July 1, 2022, the company recorded net charges of $35 million and $30 million, respectively. During the three and six months ended July 2, 2021, the company recorded net charges of $60 million and $23 million, respectively. These amounts represent the company’s proportionate share of significant operating and nonoperating items recorded by certain of our equity method investees.
Transaction Gains/Losses
During the three and six months ended July 1, 2022, the company recorded charges of $917 million and $939 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with our acquisition of fairlife, LLC (“fairlife”) in 2020. Additionally, during the three and six months ended July 1, 2022, the company recognized gains of $26 million and $38 million, respectively, related to the sale of a portion of our ownership interest in an unconsolidated bottling operation.
During the six months ended July 1, 2022, the company recorded a net loss of $24 million as a result of one of our equity method investees issuing additional shares of its stock.
During the three and six months ended July 2, 2021, the company recorded a net gain, including transaction costs, of $694 million related to the sale of our ownership interest in Coca-Cola Amatil Limited, an equity method investee. Additionally, during the three and six months ended July 2, 2021, the company recorded charges of $247 million and $251 million, respectively, related to the remeasurement of our contingent consideration liability to fair value in conjunction with our acquisition of fairlife.
Other Items
Economic (Non-Designated) Hedges
The company uses derivatives as economic hedges primarily to mitigate the foreign exchange risk for certain currencies, certain interest rate risk, and the price risk associated with the purchase of materials used in our manufacturing processes as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized in earnings.
The company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our consolidated statement of income. Management believes this adjustment provides meaningful information related to the impact of our economic hedging activities. During the three and six months ended July 1, 2022, the net impact of the company’s adjustment related to our economic hedging activities resulted in increases of $157 million and $11 million, respectively, to our non-GAAP income before income taxes.
During the three and six months ended July 2, 2021, the net impact of the company’s adjustment related to our economic hedging activities resulted in decreases of $136 million and $15 million, respectively, to our non-GAAP income before income taxes.
Unrealized Gains and Losses on Equity and Trading Debt Securities
The company excludes the net impact of unrealized gains and losses resulting from mark-to-market adjustments on our equity and trading debt securities from our non-GAAP financial information until the period in which the underlying securities are sold and the associated gains or losses are realized. Management believes this adjustment provides meaningful information related to the impact of our investments in equity and trading debt securities. During the three and six months ended July 1, 2022, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in increases of $293 million and $423 million, respectively, to our non-GAAP income before income taxes.
During the three and six months ended July 2, 2021, the net impact of the company’s adjustment related to unrealized gains and losses on our equity and trading debt securities resulted in decreases of $181 million and $306 million, respectively, to our non-GAAP income before income taxes.
Extinguishment of Long-Term Debt
During the three and six months ended July 2, 2021, the company recorded charges of $592 million and $650 million, respectively, related to the extinguishment of long-term debt.
Other
During the three and six months ended July 1, 2022, the company recorded net charges of $11 million and $23 million, respectively, related to restructuring our manufacturing operations in the United States. Additionally, during the three and six months ended July 1, 2022, the company recorded net charges of $13 million and $8 million, respectively, related to the BODYARMOR acquisition in the prior year, which included various transition and transaction costs, employee retention costs and the amortization of noncompete agreements, net of the reimbursement of distributor termination fees.
During the three and six months ended July 2, 2021, the company recorded charges of $16 million and $35 million, respectively, related to restructuring our manufacturing operations in the United States. During the three and six months ended July 2, 2021, the company also recorded charges of $4 million and $13 million, respectively, related to tax litigation.
Certain Tax Matters
During the three and six months ended July 1, 2022, the company recorded $12 million and $66 million, respectively, of excess tax benefits associated with the company’s stock-based compensation arrangements. During the three and six months ended July 1, 2022, the company also recorded a net income tax benefit of $11 million and net income tax expense of $23 million, respectively, for changes to our uncertain tax positions, including interest and penalties. During the three months ended July 1, 2022, the company recorded net income tax expense of $4 million associated with return to provision adjustments.
During the three and six months ended July 2, 2021, the company recorded $9 million and $30 million, respectively, of excess tax benefits associated with the company’s stock-based compensation arrangements. Additionally, the company recorded an income tax benefit of $28 million related to the reversal of a valuation allowance on an equity method investment. During the three and six months ended July 2, 2021, the company recorded net income tax expense of

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
$183 million and $177 million, respectively, related to changes in tax laws in certain foreign jurisdictions. During the three and six months ended July 2, 2021, the company also recorded net income tax expense of $24 million and $37 million, respectively, for changes to our uncertain tax positions, including interest and penalties, as well as for various discrete tax items and recorded income tax expense of $13 million and $20 million, respectively, associated with return to provision adjustments.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Three Months Ended July 1, 2022
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$11,325	$4,830	$6,495	57.3%	$3,203	$951	$2,341	20.7%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Strategic Realignment	—	—	—		—	(1)	1
Productivity and Reinvestment	—	—	—		—	(19)	19
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(917)	917
Other Items	(23)	(196)	173		—	(14)	187
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$11,302	$4,634	$6,668	59.0%	$3,203	$—	$3,465	30.7%

	Three Months Ended July 2, 2021
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$10,129	$3,787	$6,342	62.6%	$3,017	$309	$3,016	29.8%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Strategic Realignment	—	—	—		—	(29)	29
Productivity and Reinvestment	—	—	—		—	(22)	22
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		(5)	(247)	252
Other Items	(4)	117	(121)		—	(11)	(110)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$10,125	$3,904	$6,221	61.4%	$3,012	$—	$3,209	31.7%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	12	28	2		6	208	(22)
% Currency Impact	(6)	(6)	(6)		(6)	—	(7)
% Change — Currency Neutral (Non-GAAP)	18	33	9		12	—	(15)

% Change — Comparable (Non-GAAP)	12	19	7		6	—	8
% Comparable Currency Impact (Non-GAAP)	(6)	(5)	(7)		(6)	—	(7)
% Change — Comparable Currency Neutral (Non-GAAP)	18	24	14		12	—	15
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Three Months Ended July 1, 2022
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$198	$392	$(351)	$2,284	$384	16.8%	$1,905	$0.44
Items Impacting Comparability:
Asset Impairments	—	—	96	96	—		96	0.02
Strategic Realignment	—	—	—	1	—		1	—
Productivity and Reinvestment	—	—	—	19	5		14	—
Equity Investees	—	35	—	35	—		35	0.01
Transaction Gains/Losses	—	—	(26)	891	223		668	0.15
Other Items	6	—	293	474	110		364	0.08
Certain Tax Matters	—	—	—	—	19		(19)	—
Comparable (Non-GAAP)	$204	$427	$12	$3,800	$741	19.5% [2]	$3,064	$0.70

	Three Months Ended July 2, 2021
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$780	$402	$909	$3,618	$994	27.5%	$2,641	$0.61
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—		—	—
Strategic Realignment	—	—	29	58	12		46	0.01
Productivity and Reinvestment	—	—	—	22	6		16	—
Equity Investees	—	60	—	60	—		60	0.01
Transaction Gains/Losses	—	—	(699)	(447)	(156)		(291)	(0.07)
Other Items	(586)	—	(181)	295	16		279	0.06
Certain Tax Matters	—	—	—	—	(183)		183	0.04
Comparable (Non-GAAP)	$194	$462	$58	$3,606	$689	19.1%	$2,934	$0.68

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	(75)	(3)	—	(37)	(61)		(28)	(28)
% Change — Comparable (Non-GAAP)	6	(8)	(78)	5	8		4	4
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters discussed above.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Six Months Ended July 1, 2022
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$21,816	$8,921	$12,895	59.1%	$6,170	$979	$5,746	26.3%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Strategic Realignment	—	—	—		—	—	—
Productivity and Reinvestment	—	—	—		—	(29)	29
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		—	(939)	939
Other Items	(12)	(54)	42		—	(11)	53
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$21,804	$8,867	$12,937	59.3%	$6,170	$—	$6,767	31.0%

	Six Months Ended July 2, 2021
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$19,149	$7,292	$11,857	61.9%	$5,686	$433	$5,738	30.0%
Items Impacting Comparability:
Asset Impairments	—	—	—		—	—	—
Strategic Realignment	—	—	—		—	(122)	122
Productivity and Reinvestment	—	—	—		—	(40)	40
Equity Investees	—	—	—		—	—	—
Transaction Gains/Losses	—	—	—		(5)	(251)	256
Other Items	(5)	168	(173)		—	(20)	(153)
Certain Tax Matters	—	—	—		—	—	—
Comparable (Non-GAAP)	$19,144	$7,460	$11,684	61.0%	$5,681	$—	$6,003	31.4%

	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	14	22	9		9	126	0
% Currency Impact	(5)	(4)	(6)		(5)	—	(7)
% Change — Currency Neutral (Non-GAAP)	19	27	14		13	—	7

% Change — Comparable (Non-GAAP)	14	19	11		9	—	13
% Comparable Currency Impact (Non-GAAP)	(5)	(4)	(6)		(5)	—	(7)
% Change — Comparable Currency Neutral (Non-GAAP)	19	23	16		13	—	19
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions except per share data)

	Six Months Ended July 1, 2022
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$380	$654	$(456)	$5,742	$1,049	18.3%	$4,686	$1.08
Items Impacting Comparability:
Asset Impairments	—	—	96	96	—		96	0.02
Strategic Realignment	—	—	—	—	—		—	—
Productivity and Reinvestment	—	—	—	29	7		22	0.01
Equity Investees	—	30	—	30	1		29	0.01
Transaction Gains/Losses	—	—	(14)	925	218		707	0.16
Other Items	12	—	424	465	103		362	0.08
Certain Tax Matters	—	—	—	—	43		(43)	(0.01)
Comparable (Non-GAAP)	$392	$684	$50	$7,287	$1,421	19.5% [2]	$5,859	$1.35

	Six Months Ended July 2, 2021
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]	Effective tax rate	Net income[3]	Diluted net income per share
Reported (GAAP)	$1,222	$681	$1,047	$6,381	$1,502	23.5%	$4,886	$1.13
Items Impacting Comparability:
Asset Impairments	—	—	—	—	—		—	—
Strategic Realignment	—	—	83	205	44		161	0.04
Productivity and Reinvestment	—	—	—	40	12		28	0.01
Equity Investees	—	23	—	23	(4)		27	0.01
Transaction Gains/Losses	—	—	(699)	(443)	(155)		(288)	(0.07)
Other Items	(833)	—	(303)	377	35		342	0.08
Certain Tax Matters	—	—	—	—	(176)		176	0.04
Comparable (Non-GAAP)	$389	$704	$128	$6,583	$1,258	19.1%	$5,332	$1.23

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes[1]		Net income[3]	Diluted net income per share
% Change — Reported (GAAP)	(69)	(4)	—	(10)	(30)		(4)	(5)
% Change — Comparable (Non-GAAP)	1	(3)	(60)	11	13		10	9
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.
1 The income tax adjustments are the calculated income tax benefits (charges) at the applicable tax rate for each of the items impacting comparability with the exception of certain tax matters discussed above.
2 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.
3 This represents net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures

Diluted Net Income Per Share:
Three Months Ended July 1, 2022
% Change — Reported (GAAP)	(28)
% Currency Impact	(10)
% Change — Currency Neutral (Non-GAAP)	(18)

% Impact of Items Impacting Comparability (Non-GAAP)	(32)
% Change — Comparable (Non-GAAP)	4
% Comparable Currency Impact (Non-GAAP)	(9)
% Change — Comparable Currency Neutral (Non-GAAP)	13

Six Months Ended July 1, 2022
% Change — Reported (GAAP)	(5)
% Currency Impact	(9)
% Change — Currency Neutral (Non-GAAP)	5

% Impact of Items Impacting Comparability (Non-GAAP)	(14)
% Change — Comparable (Non-GAAP)	9
% Comparable Currency Impact (Non-GAAP)	(8)
% Change — Comparable Currency Neutral (Non-GAAP)	18
Note: Certain columns may not add due to rounding.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Three Months Ended July 1, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$2,184	$1,140	$4,030	$1,566	$695	$2,079	$23	$(392)	$11,325
Items Impacting Comparability:
Other Items	(2)	(21)	—	—	—	—	—	—	(23)
Comparable (Non-GAAP)	$2,182	$1,119	$4,030	$1,566	$695	$2,079	$23	$(392)	$11,302

	Three Months Ended July 2, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$2,017	$1,067	$3,381	$1,503	$707	$1,738	$17	$(301)	$10,129
Items Impacting Comparability:
Other Items	1	—	—	(5)	—	—	—	—	(4)
Comparable (Non-GAAP)	$2,018	$1,067	$3,381	$1,498	$707	$1,738	$17	$(301)	$10,125

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	8	7	19	4	(2)	20	40	(31)	12
% Currency Impact	(13)	(1)	0	(8)	(11)	(9)	(1)	—	(6)
% Change — Currency Neutral (Non-GAAP)	21	8	19	13	10	28	41	—	18
% Acquisitions, Divestitures and Structural Changes	0	0	6	0	0	0	0	—	2
% Change — Organic Revenues (Non-GAAP)	21	8	13	13	10	28	41	—	16

% Change — Comparable (Non-GAAP)	8	5	19	4	(2)	20	40	—	12
% Comparable Currency Impact (Non-GAAP)	(13)	(3)	0	(8)	(11)	(9)	(1)	—	(6)
% Change — Comparable Currency Neutral (Non-GAAP)	21	8	19	13	10	28	41	—	18
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Net Operating Revenues by Operating Segment and Corporate:

	Six Months Ended July 1, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$4,017	$2,354	$7,620	$2,977	$1,424	$4,123	$48	$(747)	$21,816
Items Impacting Comparability:
Other Items	(4)	(6)	—	(2)	—	—	—	—	(12)
Comparable (Non-GAAP)	$4,013	$2,348	$7,620	$2,975	$1,424	$4,123	$48	$(747)	$21,804

	Six Months Ended July 2, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
Reported (GAAP)	$3,640	$1,976	$6,318	$2,905	$1,277	$3,634	$34	$(635)	$19,149
Items Impacting Comparability:
Other Items	1	—	—	(6)	—	—	—	—	(5)
Comparable (Non-GAAP)	$3,641	$1,976	$6,318	$2,899	$1,277	$3,634	$34	$(635)	$19,144

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Eliminations	Consolidated
% Change — Reported (GAAP)	10	19	21	2	12	13	42	(18)	14
% Currency Impact	(11)	(3)	0	(7)	(9)	(7)	(2)	—	(5)
% Change — Currency Neutral (Non-GAAP)	22	23	21	9	20	20	44	—	19
% Acquisitions, Divestitures and Structural Changes	0	0	7	0	0	0	0	—	2
% Change — Organic Revenues (Non-GAAP)	22	23	13	9	20	20	44	—	17

% Change — Comparable (Non-GAAP)	10	19	21	3	12	13	42	—	14
% Comparable Currency Impact (Non-GAAP)	(11)	(4)	0	(7)	(9)	(7)	(2)	—	(5)
% Change — Comparable Currency Neutral (Non-GAAP)	22	23	21	9	20	20	44	—	19
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Three Months Ended July 1, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$1,291	$674	$840	$753	$44	$113	$(1,374)	$2,341
Items Impacting Comparability:
Strategic Realignment	—	—	—	—	—	—	1	1
Productivity and Reinvestment	—	—	—	—	—	—	19	19
Transaction Gains/Losses	—	—	—	—	—	—	917	917
Other Items	(2)	(21)	185	—	(9)	19	15	187
Comparable (Non-GAAP)	$1,289	$653	$1,025	$753	$35	$132	$(422)	$3,465

	Three Months Ended July 2, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$1,142	$678	$950	$766	$75	$92	$(687)	$3,016
Items Impacting Comparability:
Strategic Realignment	11	—	1	—	—	—	17	29
Productivity and Reinvestment	—	—	—	—	—	—	22	22
Transaction Gains/Losses	—	—	—	—	—	—	252	252
Other Items	1	—	(92)	(5)	(3)	(15)	4	(110)
Comparable (Non-GAAP)	$1,154	$678	$859	$761	$72	$77	$(392)	$3,209

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	13	(1)	(12)	(2)	(41)	22	(100)	(22)
% Currency Impact	(14)	0	0	(8)	0	(13)	3	(7)
% Change — Currency Neutral (Non-GAAP)	27	0	(11)	6	(41)	36	(103)	(15)

% Impact of Items Impacting Comparability (Non-GAAP)	1	3	(31)	(1)	9	(47)	(92)	(30)
% Change — Comparable (Non-GAAP)	12	(4)	19	(1)	(50)	69	(8)	8
% Comparable Currency Impact (Non-GAAP)	(14)	(3)	0	(7)	1	(17)	5	(7)
% Change — Comparable Currency Neutral (Non-GAAP)	26	0	19	6	(51)	86	(13)	15
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions)

Operating Income (Loss) by Operating Segment and Corporate:

	Six Months Ended July 1, 2022
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$2,298	$1,434	$1,896	$1,417	$95	$306	$(1,700)	$5,746
Items Impacting Comparability:
Strategic Realignment	(1)	—	—	—	—	—	1	—
Productivity and Reinvestment	—	—	—	—	—	—	29	29
Transaction Gains/Losses	—	—	—	—	—	—	939	939
Other Items	(4)	(6)	30	(2)	(8)	14	29	53
Comparable (Non-GAAP)	$2,293	$1,428	$1,926	$1,415	$87	$320	$(702)	$6,767

	Six Months Ended July 2, 2021
	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$1,962	$1,230	$1,742	$1,452	$101	$233	$(982)	$5,738
Items Impacting Comparability:
Strategic Realignment	61	11	13	13	—	—	24	122
Productivity and Reinvestment	—	—	—	—	—	—	40	40
Transaction Gains/Losses	—	—	—	—	—	—	256	256
Other Items	1	—	(138)	(6)	—	(23)	13	(153)
Comparable (Non-GAAP)	$2,024	$1,241	$1,617	$1,459	$101	$210	$(649)	$6,003

	Europe, Middle East & Africa	Latin America	North America	Asia Pacific	Global Ventures	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	17	17	9	(2)	(6)	31	(73)	0
% Currency Impact	(13)	(3)	0	(7)	(1)	(10)	2	(7)
% Change — Currency Neutral (Non-GAAP)	30	20	9	4	(5)	41	(76)	7

% Impact of Items Impacting Comparability (Non-GAAP)	4	2	(10)	1	8	(21)	(65)	(13)
% Change — Comparable (Non-GAAP)	13	15	19	(3)	(14)	52	(8)	13
% Comparable Currency Impact (Non-GAAP)	(13)	(4)	0	(6)	(1)	(11)	4	(7)
% Change — Comparable Currency Neutral (Non-GAAP)	26	19	19	3	(14)	63	(12)	19
Note: Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(In millions unless noted)

Operating Margin:
	Three Months Ended July 1, 2022	Three Months Ended July 2, 2021	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	20.68%	29.78%	(910)
Items Impacting Comparability (Non-GAAP)	(9.98)%	(1.93)%
Comparable Operating Margin (Non-GAAP)	30.66%	31.71%	(105)
Comparable Currency Impact (Non-GAAP)	(0.37)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	31.03%	31.71%	(68)
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	(1.00)%	0.04%
Underlying Operating Margin (Non-GAAP)	32.03%	31.67%	36

	Six Months Ended July 1, 2022	Six Months Ended July 2, 2021	Basis Point Growth (Decline)
Reported Operating Margin (GAAP)	26.34%	29.97%	(363)
Items Impacting Comparability (Non-GAAP)	(4.70)%	(1.39)%
Comparable Operating Margin (Non-GAAP)	31.04%	31.36%	(32)
Comparable Currency Impact (Non-GAAP)	(0.38)%	0.00%
Comparable Currency Neutral Operating Margin (Non-GAAP)	31.42%	31.36%	6
Impact of Acquisitions, Divestitures and Structural Changes on Comparable Currency Neutral Operating Margin (Non-GAAP)	(0.92)%	0.03%
Underlying Operating Margin (Non-GAAP)	32.34%	31.33%	101

Free Cash Flow:
	Six Months Ended July 1, 2022	Six Months Ended July 2, 2021	$ Change
Net Cash Provided by Operating Activities (GAAP)	$4,546	$5,525	$(979)
Purchases of Property, Plant and Equipment (GAAP)	(487)	(450)	(37)
Free Cash Flow (Non-GAAP)	$4,059	$5,075	$(1,016)

Projected 2022 Free Cash Flow (In billions):
Year Ending December 31, 2022
Net Cash Provided by Operating Activities (GAAP)[1]	$12.0
Purchases of Property, Plant and Equipment (GAAP)	(1.5)
Projected Free Cash Flow (Non-GAAP)	$10.5
1 This does not include the impact of the ongoing tax litigation with the U.S. Internal Revenue Service, if the company were not to prevail.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our hydration, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Gold Peak and Ayataka. Our nutrition, juice, dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause The Coca-Cola Company’s actual results to differ materially from its historical experience and our present expectations or projections. These risks include, but are not limited to, the negative impacts of, and continuing uncertainties associated with the scope, severity and duration of the global COVID-19 pandemic and any resurgences of the pandemic, including the number of people contracting the virus, the impact of shelter-in-place and social distancing requirements, the impact of governmental actions across the globe to contain the virus, vaccine availability, rates of vaccination, the effectiveness of vaccines against existing and new variants of the virus, governmental or other vaccine mandates and potential associated business and supply chain disruptions, and the substance and pace of the post-pandemic economic recovery; direct or indirect negative impacts of the conflict between Russia and Ukraine; an inability to realize the economic benefits from our productivity initiatives, including our reorganization and related strategic realignment initiatives; an inability to attract or retain a highly skilled and diverse workforce; increased competition; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages, labor shortages or labor unrest; an inability to be successful in our innovation activities; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; increased cost, disruption of supply or shortage of energy or fuel; inflationary pressures; increased cost, disruption of supply or shortage of ingredients, other raw materials, packaging materials, aluminum cans and other containers; an inability to successfully manage new product launches; obesity and other health-related concerns; evolving consumer product and shopping preferences; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; damage to our brand image, corporate reputation and social license to operate from negative publicity, whether or not warranted, concerning product safety or quality, workplace and human rights, obesity or other issues; an inability to maintain good relationships with our bottling partners; deterioration in our bottling partners’ financial condition; an inability to successfully integrate and manage consolidated bottling operations or other acquired businesses or brands; an inability to successfully manage our refranchising activities; increases in income tax rates, changes in income tax laws or the unfavorable resolution of tax matters, including the outcome of our ongoing tax dispute or any related disputes with the U.S. Internal Revenue Service (“IRS”); the possibility that the assumptions used to calculate our estimated aggregate incremental tax and interest liability related to the potential unfavorable outcome of the ongoing tax dispute with the IRS could significantly change; increased or new indirect taxes in the United States and throughout the world; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; litigation or legal proceedings; conducting business in markets with high-risk legal compliance environments; failure to adequately protect, or disputes relating to, trademarks, formulae and other intellectual property rights; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; fluctuations in foreign currency exchange rates; interest rate increases; unfavorable general economic conditions in the United States and international markets; an inability to achieve our overall long-term growth objectives; default by or failure of one or more of our counterparty financial institutions; impairment charges; failure to realize a significant portion of the anticipated benefits of our strategic relationship with Monster Beverage Corporation; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; failure to digitize the Coca-Cola system; failure by our third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities; failure to achieve our environmental, social and governance goals or accurately report our progress due to operational, financial, legal and other risks, many of which are outside our control and are dependent on the actions of our bottling partners and other third parties; increasing concerns about the environmental impact of plastic bottles and other packaging materials; water scarcity and poor quality; increased demand for food products and decreased agricultural productivity; climate change and legal or regulatory responses thereto; adverse weather conditions; and other risks discussed in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2021 and our subsequently filed Quarterly Report on Form 10-Q, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.